Exhibit 99.4

Auditors’ Report on Financial Statement Schedule

To the Shareholders of IPSCO Inc.

We have audited the consolidated financial statements of IPSCO Inc. as at December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, and have issued our report thereon dated January 28, 2003, except with respect to Note 23 as to which the date is June 18, 2003, which is incorporated by reference in this Registration Statement. Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    Ernst & Young LLP

Chicago, Illinois

January 28, 2003

IPSCO Inc.

Schedule II—Valuation and Qualifying Accounts

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period
Year ended December 31, 2002
Deducted from asset accounts:
Allowance for doubtful accounts	$10,326	$(706)	$51	(1)	$501	(3)	$9,170
Allowance for customer claims	3,209	4,289	71	(1)	4,098	(4)	3,471
Allowance for valuation of assets held for sale	14,505		101	(1)			14,606

Total	$28,040	$3,583	$223		$4,599		$27,247

Year ended December 31, 2001
Deducted from asset accounts:
Allowance for doubtful accounts	$6,122	$4,435	$(53	)(1)	$178	(3)	$10,326
Allowance for customer claims	526	6,143	(177	)(1)	3,283	(4)	3,209
Allowance for valuation of assets held for sale	4,870	10,000	(365	)(1)			14,505

Total	$11,518	$20,578	$(595)		$3,461		$28,040

Year ended December 31, 2000
Deducted from asset accounts:
Allowance for doubtful accounts	$1,294	$11	$4,977	(2)	$160	(3)	$6,122
Allowance for customer claims	2,363	5,227	(5,058	)(2)	2,006	(4)	526
Allowance for valuation of assets held for sale	5,058		(188	)(1)			4,870

Total	$8,715	$5,238	$(269)		$2,166		$11,518

(1)	Exchange rate fluctuations
(2)	Transfer of allowance from claims to doubtful accounts, net of exchange rate fluctuations
(3)	Uncollectible accounts written off, net of recoveries
(4)	Claims settled with customers